Exhibit 10.1

License Agreement

Agreement dated as of the 9th day of November 2007, by and between the State Scientific Corporation “Kiev Institute of Automation” (GNPK”KIA”), and Ultitek, Ltd., a corporation organized in the State of Nevada, United States of America, with an office at 560 Sylvan Avenue, Englewood Cliffs (“ULTITEK”).

WHEREAS, ULTITEK has computerized airline reservation system, and has or will improve and modify the software, and has added or will add certain accounting and distribution programs so that together the modified software now provides or shall provide an airline reservations system, a global distribution system, and an airlines operations system (together the “System”); and

WHEREAS, ULTITEK is still and will continue developing the System; and

WHEREAS, GNPK»KIA» wishes to set up a national reservation system for use by Ukrainian airlines and non-Ukrainian airlines; and

WHEREAS, GNPK»KIA» is interested in acquiring a license to utilize this System and to lease all necessary hardware and is willing to act as a Beta test center; and

WHEREAS, GNPK»KIA» also seeks to market and sublicense the system and is willing to pay ULTITEK a fee for this privilege; and

WHEREAS, the parties wish to enter into a formal agreement to govern the license of, and payment for the System;

WHEREAS, ULTITEK is willing to provide certain installation and support services to assist in the installation of the System and in training GNPK»KIA»'s employees in the use thereof subject to the terms hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.0 The System

1.01 The System shall consist of certain hardware (to be selected by ULTITEK with GNPK»KIA»’s approval) and software providing an Internet based Computer Reservation System (CRS), Global Distribution System (GDS) and Airlines Operations System (AOS) with the functions as listed in Exhibit A.

1.02  System Development Timetable is annexed hereto as Exhibit B.

2.0 Non-exclusive License

2.01. ULTITEK hereby grants, and GNPK»KIA» hereby accepts, a nontransferable, and non-exclusive license to use the System and all related documentation during the term of this Agreement under the price and terms specified in this Agreement. GNPK»KIA» understands that this license does not grant it any ownership right, title, or other interest, or any security interest in any intellectual property rights relating to the System, nor in any copy or any part of the System, other than as specifically provided herein.

2.02  ULTITEK also grants, and GNPK»KIA» accepts, a nontransferable, and non-exclusive license to copy, market and distribute the System in object code form only and only for use with hardware approved in writing for that purpose by ULTITEK, and to sublicense the System for that use, subject to the following:

(a) GNPK»KIA» will make all reports and payments to ULTITEK as provided in this License.

(b)  Copies of the System may be distributed to end-users only if they have executed written end-user sublicense agreements with GNPK»KIA», which agreements are subject to the prior written approval of ULTITEK. Each written sublicense agreement will provide substantially the same protection of ULTITEK’s interests in the System. A copy of each and every approved sublicense shall be sent to ULTITEK.

(c)  GNPK»KIA» may copy for distribution to its sublicensees the user documentation.

(d) GNPK»KIA» agrees to include version, release and serial numbers embedded in the object code for each copy of each Software Product it produces, as instructed by ULTITEK or as mutually agreed.

(e) GNPK»KIA» will include copies of a notice regarding proprietary rights approved in writing by ULTITEK in all copies of the Software that GNPK»KIA» distributes: (i) embedded in the object code; (ii) on the title page of all documentation; (iii) on labels attached to tape reels, diskettes and other recording media; (iv) on the covers for tape reels, diskettes and other recording media; and (v) on covers and binders for all documentation. GNPK»KIA»’s performance of this obligation is a condition of ULTITEK’s authorization of GNPK»KIA»’s distribution of copies of the System.

2.03 Any rights not expressly granted herein shall be reserved for ULTITEK. GNPK»KIA» shall not have any other rights, except as specifically authorized herein.

2.04 Source code or other information pertaining to the logic design of the System is specifically excluded from the license granted hereunder.

2.05 GNPK»KIA»'s use of the System shall include identification of all applications by the then current name under which ULTITEK markets the System, so that all users are able to identify the System by such name.

2.06 The parties will determine whether any modifications need to be made to the System prior to use thereof. Any modifications made by GNPK»KIA» shall become the property of ULTITEK.

2.07 This License is contingent on ULTITEK’s ability to obtain financing to purchase and further develop the System, and in the event ULTITEK is unable to secure adequate financing or for any reason the payment mechanism contemplated herein cannot be put into place, this Agreement shall become null and void.

3.0  ULTITEK’s Services

3.01 ULTITEK shall provide training and installation services in support of the installation of the System.

3.02 ULTITEK shall provide normal and reasonable maintenance of the System.

3.03 GNPK»KIA» agrees to accept all upgrades in the System, as soon as ready for installation.

4.0  Proprietary Rights and Restrictions on Use
4.01 GNPK»KIA» recognizes that the System and all related information, including but not limited to any and all databases (except databases of GNPK»KIA»), updates, improvements, modifications, enhancements, and information related to installation of the System at the offices of GNPK»KIA», are proprietary, and that all rights thereto, including copyright, are owned by ULTITEK. GNPK»KIA» further acknowledges being advised that the System, including updates, improvements, modifications, enhancements, and information related to installation, constitutes a TRADE SECRET of ULTITEK, is protected by law, and by the law of patent and copyright, is valuable and confidential to ULTITEK, and that its use and disclosure must be carefully and continuously controlled. GNPK»KIA» agrees that the terms of this Agreement shall not be disclosed by GNPK»KIA» to third parties without ULTITEK's prior written consent.

4.02 ULTITEK shall at all times retain title to all the System and all related information, including all updates, improvements, modifications and enhancements, furnished to GNPK»KIA» hereunder.

4.03 GNPK»KIA» shall keep each and every item of System and all related information including any and all updates, improvements, modifications and enhancements free and clear of any and all claims, liens, and encumbrances attributable to the use or possession of the System by GNPK»KIA». Any act of GNPK»KIA», whether voluntary or involuntary, purporting to create a claim or encumbrance on any such item shall be void.

4.04 The System supplied by ULTITEK hereunder is to be used only by GNPK»KIA» and its airline customers only for the purposes specified in this Agreement. ULTITEK shall not be obligated to supply, purchase or lease to any sublicensee any hardware or other equipment.

4.05 GNPK»KIA» shall treat the System and all related information including any and all updates, improvements, modifications and enhancements as confidential and proprietary, and shall protect it in the same manner that it protects the confidentiality of its own most highly confidential proprietary information. In perpetuity, GNPK»KIA» shall not: (i) copy or duplicate, or permit anyone else to copy or duplicate, any of the System, whether such System is in written, magnetic or any other form, except pursuant to reasonable backup procedures, or for use in Sites or applications pursuant to this Agreement, nor; (ii) provide or make the System available to any person or entity other than employees or agents of GNPK»KIA» who have a need to know consistent with GNPK»KIA»'s use thereof under this Agreement, nor; (iii) create or attempt to create, or permit others to create or attempt to create, by disassembling, reverse engineering or otherwise, the source programs or any part thereof from the object program or from other information (whether oral, written, tangible or intangible) made available to GNPK»KIA» under this Agreement, nor; (iv) copy for its own use or the use of others operator manuals, system reference guides, training materials and other user-oriented materials without the prior written consent of ULTITEK. Any copies of the System or any written materials provided with the System shall be kept in a secure place, under access and use restrictions satisfactory to ULTITEK. This provision shall survive the termination of this Agreement.

4.06 GNPK»KIA» agrees to notify ULTITEK forthwith if it obtains information as to any unauthorized possession, use or disclosure of any item of System by any person or entity, and further agrees to cooperate with ULTITEK at ULTITEK's expense, in protecting ULTITEK's proprietary rights.

5.0 Term

5.01 GNPK»KIA» acknowledges the high cost of the development of the System and that the only way to recoup these costs is to enter into long term agreements. ULTITEK acknowledges that once the System is in place, it will be very difficult and costly for GNPK»KIA» to replace the System is in place, it will be very difficult and costly for GNPK»KIA» to replace the System. Therefore, the parties agree that the initial term of this Agreement shall be five years from the date of execution of this Agreement.

5.02 Upon expiration, the Parties agree to continue this Agreement and shall not terminate this Agreement unless there is an objectively commercially valid reason why this Agreement must be terminated and cannot instead be modified or amended. In such respect, the parties agree to negotiate in good faith modifications and amendments as reasonably necessary, and in the event that termination is necessary, either party will give the other party not less than three (3) years (1095 days) prior written notice of termination. Until this Agreement is actually terminated, the parties shall fulfill their obligations.

6.0 Fees and Payments

6.01

[This section has been omitted and filed separately with the United States Securities and Exchange Commission.]

*************OMITTED FOR CONFIDENTIALITY PURPOSES************

6.02 GNPK»KIA» shall pay as a fee for the license to copy, market and distribute the System, thirty percent (30%) of all gross revenue (converted into U.S. Dollars based on the current exchange rate of the National Bank of Ukraine) actually received by GNPK»KIA» from the copying, marketing and distribution of the System to other parties outside of the Ukraine, who are not currently customers of GNPK»KIA» (as listed on Exhibit C, and annexed hereto).

6.03 If there are any additional services requested by GNPK»KIA», or additional services must be performed due to GNPK»KIA»’s negligence, these services shall be provided at the rates specified in Exhibit D (which rates are in U.S. Dollars). These billing rates are fixed for twelve (12) months from date of this Agreement. Thereafter these rates can be changed on sixty (60) days written notice to GNPK»KIA», with the understanding that these rates will remain in effect for at least a twelve (12) month period. Under no circumstances, will any increase exceed twenty percent (20%) over the prior existing rates. Where travel and lodging costs are incurred in the course of training, installation, and/or support work for GNPK»KIA», such costs shall be in addition to all other fees.

6.04 The parties agree that all financial transactions between the parties shall be in U.S. Dollars.

7.0 Improvements and Enhancements
7.01 ULTITEK is, and shall be, the sole owner of all inventions, discoveries, updates, improvements, modifications and enhancements relating to the System, whether in written or unwritten form and whether developed by ULTITEK or GNPK»KIA». ULTITEK shall retain the exclusive right to reproduce, publish, patent, copyright, sell, license or otherwise make use of such inventions, discoveries, updates, improvements, modifications or enhancements.

7.02 So long as GNPK»KIA» is current in payment of all fees, ULTITEK agrees to provide, at no additional charge, updates to the System not later than thirty (30) days after ULTITEK first makes same available on a formal basis to all of its licensees.

8.0 Warranties

8.01 Any and all warranties provided herein are to GNPK»KIA» only and not to any other party, including sublicensees.

8.02 ULTITEK warrants that, to the best of its knowledge, it is either the sole owner of the System or has the right to sublicense the System and that there are no known infringements or claims of infringement with respect to the patent, copyright or other proprietary rights of third parties.

8.03 (1) At its own expense, ULTITEK shall defend, or at its option settle, any claim, suit, or proceeding brought against GNPK»KIA» by a third party (other than an affiliate of GNPK»KIA») alleging that any portion of the System infringes any patent, copyright, trade secret or other proprietary right of such third party.
(2) ULTITEK's obligations under subsection (1) above are expressly conditioned upon and subject to ULTITEK having sole control of the defense and/or settlement of such Infringement Claim.
(3) ULTITEK shall have no obligation to GNPK»KIA» with respect to any Infringement Claim if such Infringement Claim is based upon (i) GNPK»KIA»'s use of the System in a manner not expressly authorized by this Agreement, or (ii) the use of any version of the System other than the most recent version of the System supplied by ULTITEK to GNPK»KIA».

8.04 ULTITEK warrants to GNPK»KIA» only that the System shall substantially conform in all material respects, as to all operational features, to ULTITEK's current specifications as published in ULTITEK's documentation for the System.

8.05 ULTITEK shall pass through to GNPK»KIA» any and all warranties that the manufacturer of the hardware and operating system provides. At the conclusion of said warranties, GNPK»KIA» shall enter into a maintenance agreement with the local representative of the manufacturer to continue to maintain the hardware and operating system. ULTITEK warrants and represents that the System will perform according to ULTITEK’s specifications. In the event GNPK»KIA» detects any malfunctioning in the ULTITEK application software, it shall notify ULTITEK within twenty-four (24) hours. ULTITEK shall commence corrective action immediately, but not later than twenty-four (24) hours of such notice, and shall correct said malfunctioning as soon as reasonably practicable in accordance with standard international business practices. If at any time the System is not in working order, ULTITEK, in its sole discretion, shall allow GNPK»KIA» to use ULTITEK’s system or a comparable system as a “backup system” by switching Internet channels or by switching to another hardware system. This warranty is conditioned on GNPK»KIA» following ULTITEK’s instructions and shall remain in effect as long as this Agreement is in effect.
THE WARRANTIES SET FORTH IN THIS SECTION ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER STATUTORY OR COMMON-LAW WARRANTY. ULTITEK HEREBY EXPRESSLY DISCLAIMS AND EXCLUDES ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. LIABILITY OF ULTITEK TO GNPK»KIA», IF ANY, FOR BREACH OF WARRANTY ARISING OUT OF CONTRACT, NEGLIGENCE OR STRICT LIABILITY IN TORT, OR ANY OTHER CLAIM RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNT RECEIVED DIRECTLY FROM GNPK»KIA». IN NO EVENT SHALL ULTITEK BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF BUSINESS OR PROFITS, SPECIAL OR INDIRECT DAMAGES OF ANY NATURE WHATSOEVER.

9.0 Relationship

9.01 In order to permit ULTITEK to execute its obligations under the terms hereof, GNPK»KIA» will permit ULTITEK to have reasonable access to GNPK»KIA»'s premises, computer data, computers, and other materials necessary to the performance of this Agreement. ULTITEK agrees that it will keep confidential and never divulge any knowledge or information not in the public domain which is furnished to it by GNPK»KIA» or of which ULTITEK becomes aware as a result of visiting the premises of GNPK»KIA».

9.02 Each of ULTITEK and GNPK»KIA» will be and shall act as an independent contractor and not as an agent or partner of, or joint venture with the other party for any purpose and neither party by virtue of this Agreement shall have any right, power, or authority to act or create any obligation, express or implied, on behalf of the other party.

9.03 Except as otherwise provided herein, or as may hereafter be established by an agreement in writing executed by the parties hereto, all expenses incurred by each party in performing its obligations hereunder shall be borne by the party incurring the expense.

9.04 In the event of termination by reason of the GNPK»KIA»'s failure to comply with any provision of this Agreement, or upon any act which shall give rise to ULTITEK's right to terminate, ULTITEK shall have the right, at any time, to terminate the license and take immediate possession of the System and documentation and all copies wherever located, without demand or notice. Within thirty (30) days after termination of the license, GNPK»KIA» will return to ULTITEK the System in the form provided by ULTITEK or as modified by the GNPK»KIA», or upon request by ULTITEK destroy the System and all copies, and certify in writing that they have been destroyed. Termination under this paragraph shall not relieve GNPK»KIA» of its obligations regarding confidentiality contained in this Agreement.

9.05
ULTITEK may assign this License to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets or capital stock. GNPK»KIA» may not assign this License to anyone without the prior written consent of ULTITEK.

10.0	Arbitration

10.01 The parties agree to submit disputes between them relating to this License and its formation, breach, performance, interpretation and application shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

10.02 ULTITEK will not be required to arbitrate any dispute relating to actual or threatened unauthorized use or disclosure of confidential information or the System or violation of ULTITEK’s proprietary rights in the System.

11.0  Miscellaneous.

11.01 This License may be amended or supplemented only by a writing signed on behalf of both parties. No purchase order, invoice, or similar form will amend this License even if accepted by the receiving party in writing.

11.02 No waiver will be implied from conduct or failure to enforce rights. No waiver will be effective unless in a writing signed on behalf of the party claimed to have waived.

11.03 Neither party will have the right to claim damages or to terminate this License as a result of the other’s failure or delay in performance due to circumstances beyond its reasonable control, such as labor disputes, strikes, lockouts, shortages of or inability to obtain labor, fuel, raw materials or supplies, war, riot, insurrection, epidemic, or act of God, not the fault of the nonperforming party.

11.04 If any part of this License is found invalid or unenforceable, it will be enforced to the maximum extent permitted by law, and other parts of this License will remain in force.

11.05 This License represents the entire agreement between the parties relating to the System and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral. This License consists of the business terms, these terms and conditions.

11.06 All notices, reports, requests and other communications required or permitted hereunder must be in writing. They will be deemed given when: (i) delivered personally, (ii) sent by telex, (iii) sent by commercial overnight courier with written verification of receipt, or (iv) sent by registered or certified mail, postage prepaid—in each case to the receiving party’s Initial Address for Notice set forth above or to any other address that the receiving party may have provided for purposes of notice by notice hereunder.

The parties have caused this Agreement to be executed as of the date first above written.

ULTITEK, Ltd.
By:	/s/ Roman Price
Roman Price, President

STATE SCIENTIFIC CORPORATION “KIEV INSTITUTE OF AUTOMATION”

By:	/s/ Alexander F. Nikulin
Alexander F. Nikulin, General Director

Exhibit A

System Functions

-Complete Accounting System including but not limited to:
- Accounts payable, accounts receivable, general ledger;
- Inventory control – seats;
- Inventory control – spare parts and other miscellaneous components;
- Maintenance;
- Fixed assets;
- Purchasing;
- Inter airline clearing facility;
- Airplane equipment inventory;
- Miscellaneous supplies and logistics;
- Travel agency access system;
- Reservations, sales and ticketing;
- Internet reservation;
- Multilingual features (English, Russian), (other languages later-on);
- Charter flights control;

Exhibit B

System Development Timetable

Year 2008- Fourth Quarter
- Begin Beta test installation at GNPK»KIA» site

Year 2009- First Quarter
- Commence Beta test operation at GNPK»KIA» site

Year 2009- Third Quarter
- Deliver Release 1 of Computer Reservation System to GNPK»KIA»
- Conduct additional training for GNPK»KIA»

Year 2009 – Fourth Quarter
- Deliver Global Delivery System capabilities to GNPK»KIA»

Exhibit D

ULTITEK’s Tariffs

Time and Material projects will billed $225.00 per hour with a 4 hour minimum per day at the customer location and a 2 hour minimum at ULTITEK’s location. Overtime, over 8 hours per day per employee, will be billed @ 150% of the standard hourly rate.

Travel time:

Local travel: Travel time to/from customers located more than 30 miles from the office will be charged at 50% of the standard hourly rate.
Domestic travel: 1 to 2 days of travel time will be added to the travel expense invoice and will be charged at 50% of the standard hourly rate.
Foreign travel: 2 to 3 days of travel time will be added to the travel expense invoice and will be charged at 50% of the standard hourly rate.
Wiring:

$200.00 for each cable run (for up to 100 feet in length) inside the drywall and drop ceiling, on a single floor including termination on both ends.
Each additional 10 feet: $15.00. Multiple floor installations will be charged an extra 15%. Complicated jobs will be quoted separately. The minimum charge is for 3 cable runs for local customers and 2 days min. charge for out of town customers.

Installation of any additional equipment will be charged on a Time and Material basis.

Actual expenses, as described below, will be billed to the customer as they occur.

Local travel:

The company policy: each employee must use a vehicle for transportation.
Customers are to reimburse for parking and tolls incurred.
Customers located more than 30 miles from our office will be billed for mileage at $0.33 per mile or whatever permitted by IRS.

Foreign and domestic travel:

Airline tickets: Business Class or First class, if business class is not available.
Car will be rented for each two employees (Avis, Hertz or equivalent).
Lodging: 1 standard room per employee at a major chain hotel, such as, Sheraton, Hilton, Marriott or equivalent.
Ground transportation to and from airport or an airport parking.

Meals, not to exceed $150.00 per person a day.

Terms:

The invoices will include a “Statement of Work Performed” and will be mailed during the first week of the following month for the previous month.
The terms are: Net 15 days. Hardware purchases and fixed price projects require a deposit, balance due will vary from COD to net 15, according to circumstances. For large projects and hardware purchases deposits and progress payments may be required. Expense invoices are COD or prepaid. Invoices must be paid on-time. If a customer is seriously overdue, we reserve the right to decline to perform additional services.

Overdue invoices are subject to a late charge of $250.00 plus 1.5% interest per month from the first date of the work performed on the “Statement of Work Performed”, delivery date of the product or beginning of a maintenance period.